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                                                                    Exhibit 99.1

 FAR EAST ENERGY ANNOUNCES $10.9 MILLION EQUITY FINANCING FOR CHINA OPERATIONS

HOUSTON, TX, SEPTEMBER 26, 2005 - Far East Energy Corporation (OTC BB: FEEC) announced today that it has consummated a private placement of shares of its common stock for total gross proceeds of $10.9 million to be used to finance a portion of its operations in China, including planned horizontal drilling for coalbed methane, and for working capital purposes.

The Company priced the sale of the common stock on September 19, 2005 at $0.90 per share. The Company will issue a total of 12,111,111 shares in the offering. The Company will pay commissions of $763,000 and will grant placement agent warrants to purchase 150,000 shares of common stock in connection with this transaction.

The securities offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent a registration or an applicable exemption from the registration requirements.

Based in Houston, Texas, with offices in Beijing, Kunming and Taiyuan City, China, Far East Energy is focused on the acquisition of, and exploration for, coalbed methane through its agreements with ConocoPhillips and China United Coalbed Methane Company (CUCBM).

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Far East Energy Corporation and its management are forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. It is important to note that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: our lack of operating history; limited and potentially inadequate cash resources; risk and uncertainties associated with exploration, development and production of oil and gas; expropriation and other risks associated with foreign operations; matters affecting the oil and gas industry generally; lack of availability of oil and gas field goods and services; environmental risks; drilling and production risks; changes in laws or regulations affecting our operations, as well as other risks described in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

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